Exhibit 10.51

NOTE:  Portions of this document marked “***” have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of the omitted and separately filed portions.

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of March 10, 2006 between AVI BIOPHARMA, INC. (“AVI”), an Oregon corporation, and COOK GROUP INCORPORATED (“Company”), an Indiana corporation.

RECITALS

WHEREAS, AVI has developed technology relating to antisense compounds which may have applications in the treatment of coronary artery and peripheral vascular disease;

WHEREAS, Company makes and sells medical devices relating to the treatment of vascular disease;

WHEREAS, AVI desires to grant, and Company desires to obtain, the rights set forth herein;

WHEREAS, AVI and Company are entering into a Supply Agreement (the “Supply Agreement”) and an Investment Agreement (the “Investment Agreement”) both of even date herewith regarding AVI’s supplying Company’s requirements for the Drug (as defined below); and

WHEREAS, the parties desire that Company attempt to develop products using the Technology (as defined below) for the treatment of coronary artery and peripheral vascular disease through certain systemic and non-systemic applications.

AGREEMENT

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1.                              Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Actual Cost” means the cost of activities performed by AVI personnel pursuant to this Agreement, including direct labor and materials and allocated overhead costs.

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” means this Agreement and all Exhibits and Schedules hereto.

“AVI” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the recitals hereto.

“Drug” means any phosphorodiamidate morpholino oligomers, with or without attachments to enhance efficacy, that inhibit translation of the human protein, c-myc. Included in this definition are the compounds known as AVI-4126 and AVI-5126.

“Expiration” or “Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to another party other than AVI in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding).

“FDA” means the U.S. Food and Drug Administration.

“Field” means the treatment of coronary artery and peripheral vascular diseases and conditions by administration of a drug or drug-containing device that inhibits the production or function of the human protein, c-myc. Specifically excluded from the Field are treatment of coronary artery bypass grafts, congestive heart failure, and malignancies.

“Intellectual Property” means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, and improvements to any of the foregoing.

“Invention” means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Investment Agreement” means the Investment Agreement of even date herewith by and between AVI and Company.

“Joint Inventions” is defined in Section 6.3.

“Know-How” means all know-how, trade secrets, expertise, Inventions, discoveries and technical information other than Patents (as defined below) now or hereafter owned by, licensed to, possessed by, or under the control of, AVI which are necessary, appropriate or useful for designing, developing, processing, manufacturing, using, selling or delivering the Drug within the Field, including but not limited to information embodied in drawings, designs, copyrights, copyright registrations and applications, trademarks, service marks and registrations thereof and applications therefor, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, upgrades and improvements to any of the foregoing, occurring before or during the term of this Agreement.

“Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, licenses, sublicenses, or third party or spousal interests of any nature.

“Milestone Event” has the meaning set forth in Section 3.2.

“Milestone Payment” has the meaning set forth in Section 3.2.

“Net Sales” of Products with respect to a particular period means the gross amount billed with respect to Products sold by Company, its Affiliates and sublicensees, less (to the extent included in the gross amount and to the extent not for promotional purposes):

(a)                                  cash discounts actually given;

(b)                                 credits or allowances actually given or made on account of price adjustments, rebates (including Medicaid or other government programs, chargebacks, and contractual agreements), or volume reimbursements;

(c)                                  separately stated (on customer invoice) taxes on sales (such as sales and use taxes); and

(d)                                 separately stated (on customer invoice) delivery charges actually paid to third party carriers (including transportation and insurance costs); all as determined in accordance with generally accepted accounting principles; provided, however, that bona fide sample units and clinical trial units of Products will not be included in any calculation of Net Sales.

“NIH License” means the exclusive license granted by the NIH Public Health Service to Lynx Therapeutics, Inc. on September 17, 1996 and assigned to AVI on May 18, 2001 to patents covering “Inhibition of Cell Proliferation Using Antisense Oligonucleotides.”

“Patents” means (a) the patents and patent applications, together with any patents that may issue based thereon, set forth on Exhibit A; (b) any other patents or patent applications now or hereafter owned by or licensed to AVI that are necessary, appropriate or useful for designing, developing, processing, manufacturing, using, selling or delivering the Drug within the Field; including but not limited to, any patents or patent applications covering any sole or joint Inventions of AVI made or conceived during the Term of this Agreement and any improvements thereof; (c) all continuation, divisional, re-issue, re-examination and substitution applications that may be filed, before or during the term of this Agreement, by or for the benefit of AVI based on the foregoing referenced patents or patent application, together with any patents that may issue based thereon; and (d) all foreign applications that may be filed, before or during the term of this Agreement, by or for the benefit of AVI based on the foregoing referenced patents and patent applications, together with all patents which may issue based thereon.

“Performance Standards” has the meaning set forth in Section 10.13.

“ Product” means the Drug and any product or device sold by Company or its Affiliate that incorporates or includes the Drug. No more than one (1) payment calculated in accordance with Section 3.1 shall be paid on any single product covered by the Patents even though such product, including its manufacture, sale or use may be covered by Valid Claims of more than one patent included in the Patents.

“Resten-MP™” means the product candidate currently in Phase II clinical development by AVI for prevention of coronary artery restenosis which consists of AVI-4126 formulated in a microbubble formulation for systemic administration to patients.

“Summerton Agreement” means the Technology Transfer Agreement between AVI and Dr. James Summerton (on behalf of Anti-Gene Development Group, an Oregon limited partnership) dated February 9, 1992, as amended.

“Supply Agreement” means the Supply Agreement of even date herewith by and between AVI and Company.

“Technology” means the Patents and the Know-How.

“Term” has the meaning set forth in Section 9.1.

“Unexpired” shall mean a patent that has not Expired.

“Valid Claim” means a claim in an Unexpired patent included with the Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

“UNeMed License” means the license obtained by AVI from UNeMed Corporation pursuant to an agreement dated June 1, 1998 to microbubble technology for use in the delivery of therapeutic compounds.

1.2.                              Definitional Provisions.

(a)                                  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)                                 Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)                                  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)                                 The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

(e)                                  The terms “including” and “includes” and words of similar import mean including, but not limited to.

ARTICLE 2.

LICENSE TO COMPANY

2.1.                              Grant of License.  In consideration for the payments set forth in the Investment Agreement and this Agreement and subject to the terms and conditions of this Agreement, AVI hereby grants to Company a worldwide, sublicensable, exclusive license to the Technology to use, import, export, sell, and offer to sell the Drug in the Field and to make, have made, use, import, sell and offer to sell Products incorporating or utilizing the Drug and/or the Technology in the Field, practice methods covered thereby, and otherwise to commercialize and exploit, the Drug and/or the Technology in the Field. For clarity, AVI grants the foregoing exclusive license to the fullest extent of AVI’s rights in the Technology within the Field, retaining only rights in the Technology outside the Field.

2.2.                              Technology Transfer.  AVI shall, upon Company’s reasonable request from time to time, provide to Company at AVI’s Actual Cost available drawings, specifications, processes, materials, and any manufacturing procedures and such other documentation and Know-How as is reasonably necessary or useful to enable Company to fully utilize the license granted to Company under this Agreement. In addition, AVI will make available personnel as requested by Company, to provide such individual training to Company technical and manufacturing personnel as is necessary to enable Company to fully utilize the license granted to Company under this Agreement, at such reasonable times and places as Company may request from time to time, including, without limitation, to complete any development of the Technology in the Field, and to assist in the transfer of any manufacturing and regulatory submissions (including raw and compiled clinical data), certificates or other documents or approvals.

ARTICLE 3.

FEES, ROYALTIES AND REPORTS

3.1.                              Royalty Payments.

(a)                                  Subject to the terms of this Agreement, Company shall pay to AVI a royalty equal to *** of (i) Net Sales of Products by Company, Affiliates, and sublicensees; and (ii) any other payments or consideration paid to Company by sublicensees who are not Affiliates of the Company in consideration of the grant of such sublicense, including but not limited to upfront payments, stock payments, and milestone payments.

3.2.                              Milestone Payment.  Company shall pay AVI a one-time milestone payment of *** (the “Milestone Payment”) within thirty (30) days after the date upon which Company’s cumulative Net Sales of Products reaches *** (the “Milestone Event”).

3.3.                              Third Party Patent Rights.  Notwithstanding any other provision of this Agreement to the contrary, Company shall not be liable for any royalties, payments or other amount due or to become due to third parties under any license or other agreement with respect to the Drug or the Technology that is in effect as of the date of this Agreement (including any such royalties, payments or other amounts payable under the NIH License, the Summerton Agreement or the UNeMed License), all of which royalties, payments and other amounts shall be borne by AVI. After the date hereof, if the parties agree that AVI needs to obtain rights to a third party patent that it does not have rights to on the date hereof to commercialize the Drug within the Field, then the parties shall agree on the allocation between the parties of the cost of obtaining such rights (including any royalties that may be payable).

3.4.                              Reports and Payments.  Within thirty (30) days after the end of each calendar quarter, Company shall provide AVI with a written report indicating the amount of Net Sales of Products during such preceding period and the amount of the royalties due for such period. Simultaneous with making such report, Company shall pay to AVI the amount of royalties then due. With respect to sales of Products outside the United States on which any earned royalties are payable hereunder, conversions to U.S. dollars, shall be made by based on interbank (official) rates as reported on www.oanda.com as of the first Business Day of the month in which the payment is to be made. Notwithstanding anything to the contrary contained in this Agreement, Company shall be entitled to withhold, from earned royalties payable hereunder, all taxes thereon required, by competent governmental authorities, to be withheld.

3.5.                              Records. Company agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Company to be determined and verified for a period of one (1) year after the delivery of any royalty report.

3.6.                              Audit of Records.  Upon reasonable notice and during regular business hours, Company shall from time to time, but no more frequently than once annually, make available the records referred to in Section 3.5 for audit at AVI’s expense by independent representatives selected by AVI and reasonably acceptable to Company to verify the accuracy of the reports provided to AVI. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Company prior to conducting such audit. Such representatives may disclose to AVI only their conclusions regarding the accuracy of royalty payments and of records related thereto, and shall not disclose Company’s information to AVI without the prior written consent of Company. No claim may be asserted by AVI against Company for any errors unless made within thirty (30) days following completion of such examination or audit made pursuant to this Section 3.6. The right to audit shall extend through one (1) year following the delivery of the last royalty report of a calendar year and thereafter any royalty report shall be deemed complete and accurate. Each royalty report shall be subject to only one such examination and audit. The party benefiting from any discrepancy will promptly pay the amount of such discrepancy to the other.

ARTICLE 4.

DEVELOPMENT PROJECT

4.1.                              Development Efforts.

(a)                                  During the Term of this Agreement, Company will control any regulatory and clinical programs for the Drug in the Field as Company deems appropriate (including the clinical trials set forth in the Article 4) and obtain in Company’s name any necessary device or medical regulatory approvals from the FDA, and any applicable regulatory agencies of such other countries as Company deems appropriate, prerequisite to the commercial sale of products for their intended uses. AVI will supply Company with all available documents, instruments, information and reports reasonably necessary or convenient as requested by Company in connection with such regulatory approval efforts and in connection with pre-clinical efforts. During the Term of this Agreement, AVI will assist and cooperate with the development of the Drug in the Field, including, without limitation, supplying the Drug to Company and advising and participating in product scientific research and development proceedings and all governmental actions, including filings, proceedings and meetings, as requested by Company. AVI will also assist and cooperate with Company in Company’s development of coating technology and processes necessary or convenient for the use of the Drug in the Field. In connection with the foregoing and at Company’s reasonable request, AVI shall make available senior AVI personnel responsible for and knowledgeable about the Drug and the Technology. AVI grants to Company the right of reference to AVI’s regulatory files with the FDA or other appropriate government agencies as necessary or helpful for support of Company’s regulatory submissions with respect to the Drug in the Field. All regulatory approvals funded by Company and all related studies, documents, instruments, information and reports, will be in Company name and owned by Company. Company grants to AVI the right of reference to Company’s regulatory files relating to the Drug with the FDA or other appropriate governmental agencies as necessary for support of AVI’s current or future regulatory submissions outside the Field; provided that AVI shall not be entitled to utilize such right in connection with any commercialization efforts involving a medical device company for use in the Field. AVI shall provide prior written notice to Company of any exercise of such right of reference specifying the time of such exercise, the type of filing, the regulatory files to be referenced and such other circumstances as may be appropriate for Company to determine AVI’s compliance with the exercise of such right. AVI’s sole remedy for any breach of Company’s obligations under this Section 4.1 shall be as set forth in Section 9.2.

(b)                                 Payments to AVI for Development Support.  Except for the supply of clinical and commercial supplies of Drug, the terms of which are included in the Supply Agreement, Company will reimburse AVI’s Actual Costs in providing all services and support provided by AVI pursuant to this Agreement. Within thirty (30) days of the end of each calendar quarter, AVI will send Company an invoice specifying the Actual Cost of services and support provided in the just-ended quarter and the payment due. Within thirty (30) days of receiving each such invoice, Company will make a payment to AVI for the full amount due.

(c)                                  AVI shall supply to Company on payment terms specified in the Supply Agreement such quantities of the Drug as are reasonably required by Company in connection with pre-clinical and clinical trials and in connection with obtaining regulatory approvals. AVI represents and warrants to Company that all Drugs supplied to Company hereunder will have been manufactured, labeled and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements and all other manufacturing requirements that are applicable for the intended uses of Drug that have been communicated to AVI by Company.

4.2.                              Non-Compete.  AVI shall not directly or indirectly market or sell, or directly or indirectly encourage or solicit the submission of, or entertain inquiries, proposals or offers from any person or entity (other than Company or its Affiliates), or otherwise provide information to or engage in discussions with any other person or entity, in any way relating to the sale, licensing, distribution or other disposition of any compound for use or application in the Field or any Intellectual Property relating to the compound for use or application in the Field.

4.3.                              Resten-MP.  Company agrees to complete the multicenter Phase II clinical trial of Resten-MP currently underway in Germany to assess the safety and efficacy of Resten-MP in preventing coronary artery restenosis (“German Study”). Company may elect to have AVI complete the German Study and in such case will pay AVI’s Actual Costs incurred in doing so. Completion of the German Study is defined as completing 6-month follow-up assessments, per the study protocol, of at least thirty-five (35) evaluable patients. Within sixty (60) days of obtaining the final data from the German Study, Company will inform AVI of its decision whether or not to continue product development of Resten-MP. In the event that Company decides to continue development, it will share with AVI its plans for development of the final commercial formulation of drug and its Phase III clinical strategy for Resten-MP. If Company decides not to continue development of Resten-MP or a similar microparticle delivery Product (for example based on AVI-5126) following completion of the German study, AVI may on thirty (30) days written notice reacquire all rights specific to microparticle delivery Products. AVI may also reacquire all rights specific to microparticle delivery Products, on thirty (30) days written notice if at any time in the further development program for Resten MP or a similar microparticle delivery Product: a) Company informs AVI that it has decided to discontinue development of Resten-MP or a similar microparticle delivery Product; or b) six (6) months elapse during which no development work on Resten-MP or a similar microparticle delivery Product is ongoing by Company, in which case the development program will be deemed to be discontinued. In any such case, upon written notice by AVI to Company, the definition of Field will be amended to exclude all rights specific to microparticle delivery of Drugs.

4.4.                              Product Development Committee.  Company agrees to use commercially reasonable efforts to commercialize the Technology in the Field. AVI and Company acknowledge that the development process for new technologies is uncertain and that unforeseen issues may arise. In order to ensure that Company is pursuing the Technology and to accommodate the uncertainty of product development, the parties agree to the following:

(a)                                  Company and AVI shall each appoint a representative to a Product Development Committee. The Product Development Committee will be primarily responsible for monitoring Company’s efforts to develop and commercialize the Technology in the Field and for monitoring and promoting cooperation in those efforts between and among the parties and their representatives. The Product Development Committee shall meet no less frequently than every other month during the Term at times and places to be determined by agreement of the members thereof.

(b)                                 If either member of the Product Development Committee is dissatisfied with the nature or extent of the progress being made with respect to the commercialization of the Technology, that member may request a meeting of one or more members of senior management of each party to discuss and attempt to resolve the issue. The first such meeting of the parties’ representatives shall take place within thirty (30) days of the request. Each party shall cause its representatives to negotiate in good faith to attempt to reach a mutually acceptable resolution of any issue referred to its senior management.

ARTICLE 5.

AVI’S OBLIGATIONS

5.1.                              Maintain Licenses in Force.  AVI shall comply with all of the provisions of, and shall maintain in full force and effect (including the timely payment of all royalties, payments and other amounts due thereunder), all license agreements with third parties, including, specifically, the NIH License and UNeMed License, pursuant to which AVI is licensee of Intellectual Property included in the Technology. AVI shall promptly notify Company if any such third party alleges any breach, default, or event that, with the passage of time or giving of notice could become a default, by AVI of any such license agreement. Company shall be entitled, but not obligated, to cure any alleged breach or default by AVI of such license agreement and set-off the cost of such cure against amounts otherwise owed to AVI hereunder.

5.2.                              Company Exclusivity.  AVI will not, without the prior written consent of Company, supply, sell, transfer or otherwise dispose of the Drug or any products or components utilizing the Drug or the Technology or any Joint Invention to any third party if AVI should have known after making reasonable inquiry or has actual knowledge (including the actual knowledge of any of AVI’s executive officers) that such third party intends or is likely to use, sell, supply, transfer or otherwise dispose of the Drug or any such products, components, Technology or any Joint Inventions in the Field. Prior to any sale, supply, transfer or other disposition to any third party of the Drug or any products or components utilizing the Drug or any such products, components, Technology or any Joint Invention, AVI shall obtain the agreement of such third party that it will not use, sell, supply, transfer or otherwise dispose of the Drug or any such products, components, Technology or any Joint Inventions in the Field. AVI shall obtain the agreement of such third party that Company will be an express third party beneficiary of such agreement. The restrictions set forth in this Section 5.2 shall not apply to transfers of the Drug to consultants or agents of AVI who are performing research or consulting services on behalf of AVI in connection with such transfer.

5.3.                              No Amendments With Adverse Effects to Company.  AVI agrees not to modify, waive or amend any provision of any agreement in effect as of the date hereof that would adversely affect Company’s obligations under Article 3 without the prior written consent of Company, including any modification, waiver or amendment to any agreement in effect as of the date hereof that could have the effect of increasing the amount payable to the licensor.

ARTICLE 6.

INTELLECTUAL PROPERTY

6.1.                              Protect Know-How.  AVI and Company agree to maintain the confidentiality of all Confidential Information (as such term is defined in the Investment Agreement), including but not limited to the status of any patent applications included in the Patents, to the extent such patent applications relate solely to the Field. Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the term of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the term of this Agreement and shall be liable for any breach of this Article 6 by and such person.

6.2.                              Protection of Technology.  During the term of this Agreement, each party shall promptly inform the other of any Invention, improvement, amendment, upgrading or modification relating to the Drug or the Technology which may be applicable or useful in the Field. AVI agrees to protect the Technology by obtaining and maintaining appropriate patent rights as recommended by reputable patent counsel; provided, however, that Company shall have the right to review and approve any filings or other correspondence with the appropriate patenting authority relating to the Technology or the Drug in the Field. Company shall not unreasonably withhold such approval. If Company determines, in its sole discretion, that any Technology conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of AVI is not being adequately protected by patents, Company may so inform AVI. If Company decides that AVI’s response has been inadequate, Company may take whatever action it deems necessary at its expense to protect such Technology. All patents and copyright registrations shall be applied for in the names of the actual inventors or authors and shall be assigned to AVI, subject to Company’s rights and license therein; each party shall execute and deliver such forms of assignment, power of attorney and other documents which are necessary to give effect to the provisions hereof.

6.3.                              Ownership of Intellectual Property.  Subject to the rights and licenses granted to Company by this Agreement, (a) any Intellectual Property conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of AVI shall be the property of AVI, (b) any Intellectual Property conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of Company shall be the property of

Company, and (c) AVI and Company shall each have an undivided one-half interest in any Intellectual Property jointly conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of AVI and one or more employees or agents of Company (“Joint Inventions”). For purposes of this Section 6.3, Intellectual Property which is the subject of a patent application shall be deemed to have been developed jointly by employees or agents of Company and AVI, and thus be a Joint Invention, if at least one employee or agent of each of Company and AVI is required to be named as an inventor in such application in order for such patent to be valid.

6.4.                              Prosecution of Patents on Joint Inventions.  If either AVI or Company proposes to file an application for any U.S or foreign patents, copyright registration, or any continuation or modification thereof, with respect to any Joint Invention, then such party proposing such registration (“the first party”) shall notify the other party (“the second party”) in writing and the second party shall have option of joining in such action. If the second party elects to join in such action, the second party shall pay one-half of the total expenses incurred by Company and AVI therein and be entitled to participate in all material steps in such action. If the second party elects not to join in such action, the first party shall be entitled to control such action, but such failure to participate shall not affect the second party’s ownership interest in the Joint Inventions or in any Intellectual Property rights therein. Whether or not the second party elects to join in such action, the second party shall, upon the request of the first party, cooperate with and assist the first party in such action to the extent required by statute, regulation or government agency, including without limitation, executing and delivering all documents in connection therewith and using its reasonable efforts to obtain such executions from all appropriate employees and agents of the second party at the second party’s cost. Each party will treat Joint Inventions as Confidential Information.

6.5.                              License Grant to AVI.  Company hereby grants AVI (for all applications outside the Field) a worldwide, royalty-free, nonexclusive license, with the right to sublicense, to any Intellectual Property that is based upon AVI’s Technology and is invented by employees of Company working on the development of Products pursuant to this Agreement.

6.6.                              Prosecution of Infringement of Technology.

(a)                                  Each of Company and AVI shall promptly notify the other if it knows or has reason to believe that any of the rights to the Technology in the Field are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened. The parties shall consult with each other as promptly as reasonably practicable to review actions to be taken in connection with such alleged infringement or misappropriation. The parties acknowledge that many of the patents licensed by Company hereunder contain claims that bear on other therapeutic fields and applications in addition to the Field. Company shall have the right to institute and control the prosecution of any alleged infringement or misappropriation of the Technology in the Field, provided however, that Company shall not enter into any settlement without AVI’s written consent that could impact AVI’s or AVI’s licensees’ ability to develop or commercialize products outside the Field.

(b)                                 Company shall be solely responsible for payment of all costs and expenses it incurs in the prosecution and/or a negotiation of a settlement. Company shall have the right to act in the name of, or on behalf of AVI, and join AVI as a party plaintiff to any such proceeding if Company believes it is necessary or advisable to successfully prosecute such infringement or misappropriation. AVI shall cooperate in connection with the initiation and prosecution by Company of such suit or action. The proceeds from any judgment, decision or settlement shall first be used to reimburse Company for all costs and expenses it incurred relating to prosecution and settlement of any action; second, be allocated equally between Company and AVI.

(c)                                  If Company fails to initiate the prosecution of any alleged infringement or misappropriation of the Technology in the Field within six (6) months of receiving written notice from AVI or providing notice to AVI of any commercially significant infringement or misappropriation, AVI shall have the right to institute and control the prosecution of any such alleged infringement or misappropriation. AVI shall be solely responsible for the payment of all costs and expenses it incurs in the prosecution and/or a negotiation of a settlement. AVI may request from Company the right to act in the name of, or on behalf of Company, and to join Company as a party plaintiff to any such proceeding that AVI believes it is necessary or advisable to successfully prosecute such infringement or misappropriation, such request not to be unreasonably withheld or delayed by Company. If such right is granted to AVI, Company shall cooperate in connection with the initiation and prosecution by AVI of such suit or action. The proceeds from any judgment, decision or settlement shall first be used to reimburse AVI for all costs and expenses it incurred relating to prosecution and settlement of any action; second, be allocated on an equal basis between Company and AVI.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1.                              Representations of AVI.  AVI represents, warrants and covenants to Company that:

(a)                                  AVI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)                                 AVI has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement and, when executed and delivered by AVI, this Agreement shall constitute the valid and legally binding agreement of AVI enforceable against AVI in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or bylaws of AVI or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which AVI is a party or by which AVI or any of its assets is bound.

(d)                                 AVI exclusively owns, or has valid and subsisting exclusive license rights (with the right to sublicense) to, all of the Technology within the Field, subject to no Lien whatsoever. Other than payment obligations under the NIH License, the UNeMed License, and the Summerton Agreement, AVI is not subject to any obligation to any person or entity for royalties, fees or commissions in respect of the Technology within the Field. No current or former stockholder, employee, officer, agent or consultant of AVI has any rights in or to any of the Technology for use within the Field. The Technology is valid and enforceable and has not been challenged in any judicial or administrative proceeding and AVI has not received and is not aware of any claim or notice of any person that such person is contemplating such action. AVI’s execution and performance of this Agreement, the transactions contemplated herein and Company’s use of the Technology within the Field will not infringe, misappropriate, misuse or conflict with the rights, including patent and other Intellectual Property or contractual rights, of third parties. AVI has the right and authority to enter into this Agreement and to grant the license granted herein. To AVI’s knowledge, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or conflicted with the Technology within the Field or currently is infringing, misusing, misappropriating or conflicting with such Technology within the Field.

(e)                                  There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or, to AVI’s knowledge, threatened against AVI or any of its Affiliates with respect to the Technology or the use thereof by AVI, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country. AVI has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country, which failure in any case would in any material respect impair any rights of Company under this Agreement.

(f)                                    All Patents identified in Exhibit A have the status indicated therein and all applications are still pending in good standing and have not been withdrawn or abandoned. The Patents identified in Exhibit A constitute all of the current patents and patent applications of AVI having applicability to the Technology or the Drug within the Field. AVI has made all statutorily required filings, if any, to record its interest in the Patents.

(g)                                 No representation or warranty made by AVI herein and no information disclosed by AVI to Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement made herein or therein not misleading.

(h)                                 The NIH License and the UNeMed License are in full force and effect and there are no existing defaults, or events, which, with the passage of time or giving of notice, would become defaults thereunder. AVI is the sole and exclusive owner of the licensee’s interest in the NIH License and the UNeMed License, free and clear of any Liens. The execution and delivery by AVI of this Agreement and its performance hereunder will not constitute a default (or an event which, with the passage of time or giving of notice, would constitute a default) under the NIH License or the UNeMed License. AVI has not received notice, nor is AVI otherwise aware, that the licensor under the NIH License or the UNeMed License intends to cancel or terminate the corresponding license or provide notice of a default (or an event which, with the passage of time or giving of notice, would constitute a default) thereunder. None of the terms of the NIH License or the UNeMed License has been impaired, waived, altered, amended or modified in any respect) prior to the date hereof. AVI has previously delivered to Company true and correct copies of the NIH License and the UNeMed License.

(i)                                     AVI has made no public disclosure of any non-patented Technology in the Field and shall make no public disclosure of any such Technology in the Field or any such Technology in the Field which may come into existence during the term of this Agreement, except to the extent required by law or to obtain patent protection therefore. AVI has otherwise taken reasonable steps to protect its rights in the Technology.

(j)                                     As of the date hereof, the protein referred to in the definition of “Drug” set forth in Section 1.1 constitutes ***.

7.2.                              Representations of Company.  Company represents, warrants and covenants to AVI that:

(a)                                  Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)                                 Company has taken all necessary corporate action under the laws of the state of its incorporation and its Articles of Incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Company, this Agreement shall constitute the valid and legally binding agreement of Company enforceable against Company in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the Articles of Incorporation and bylaws of Company or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any Lien pursuant to the terms of any contract or agreement to which Company is a party or by which Company or any of its assets is bound.

ARTICLE 8.

INDEMNIFICATION

8.1.                              Indemnification by AVI.  AVI shall indemnify, defend and hold harmless Company and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnities are referred to in this Section as “Company”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation, compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses which Company may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon the breach by AVI of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Company by AVI in connection with the transactions hereunder. An amount for which Company is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”  During the term of this Agreement, AVI shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000) in the aggregate with a maximum deductible per occurrence of not more than One Million U.S. Dollars ($1,000,000). Such policy shall name Company and its Affiliates as additional insureds. AVI shall furnish Company with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to Company prior to material change in coverage or policy cancellation.

8.2.                              Indemnification by Company.  Company shall indemnify, defend and hold harmless AVI and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnities are referred to in this Section as “AVI”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation, compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses which AVI may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon the breach by Company of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to AVI by Company in connection with the transactions hereunder. An amount for which AVI is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”  During the term of this Agreement, Company shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000) in the aggregate with a maximum deductible per occurrence of not more than One Million U.S. Dollars ($1,000,000)). Such policy shall name AVI and its Affiliates as additional insureds. Company shall furnish AVI with a certificate of insurance (or a self-insurance letter (if Company is self-insured)) evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to Company prior to material change in coverage or policy cancellation.

8.3.                              Third Party Claims.  If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any Lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to this Article 8. So long as the indemnifying party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim. The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

8.4.                              Set-Off.  In the event Company is entitled to indemnification under this Article 8, Company shall be entitled in its discretion, without limitation of any other rights or remedies of Company, to set-off all or any part of the Indemnified Amount against any amounts which are then owed or thereafter become owed by Company to AVI. Company shall be entitled to set-off an Indemnified Amount when such Costs are threatened, whether or not yet incurred and whether or not the amount thereof has been finally determined. If Company defers payment of any amount to AVI past the scheduled payment date because there exists a pending indemnification claim by Company pursuant to this Article 8 the amount of which has not then been finally determined, the excess, if any, of such deferred amount over the finally determined amount of the indemnification claim shall be promptly paid upon such final determination, together with simple interest at the rate of eight percent (8%) per annum on such excess accrued from the originally scheduled payment date for such deferred amount.

ARTICLE 9.

TERM AND TERMINATION

9.1.                              Term of License.  Unless otherwise terminated under provisions of Section 9.2, Section 10.13 or extended by mutual agreement of the parties, this Agreement and the license granted under Section 2.1 shall terminate upon the expiration of the last to expire Valid Claim (“Term”).

9.2.                              Termination.

(a)                                  If either party is in material breach of the terms, conditions or agreements of this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the breaching party cures the specified breach within such thirty (30) days period. Each party shall have the right to suspend payment of any amount due to the other hereunder during the time that the breach of the other party remains uncured.

(b)                                 Company shall have the right, in its sole discretion, to terminate this Agreement at any time on ninety (90) days written notice to AVI.

(c)                                  AVI shall have the right to terminate this Agreement upon sixty (60) days prior written notice if, following an assignment of Company’s rights under this Agreement pursuant to Section 10.13(b)(iv) or (v), the permitted assignee terminates its development efforts under this Agreement.

9.3.                              Effect of Termination.

(a)                                  In the event of termination of this Agreement, Company shall be entitled to complete all work-in-process and sell its remaining inventory of Products, subject to the payment of royalties pursuant to Section 3.1 on such Net Sales.

Upon termination of this Agreement, each party will within thirty (30) days return to the other all tangible Confidential Information of the other party (except one copy which may be retained by legal counsel solely for evidentiary purposes in the event of a dispute), and each party will deliver to the other a copy of any documentation in its possession or control specifically relating to the Joint Inventions.

ARTICLE 10.

MISCELLANEOUS

10.1.                        Further Assurances.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

10.2.                        Complete Agreement.  This Agreement, the Investment Agreement and the Supply Agreement (including all schedules and exhibits hereto and thereto for such agreements) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein, with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

10.3.                        Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in and Articles 7 and 8 of this Agreement shall survive termination of this Agreement and remain in full force and effect. No independent investigation of AVI by Company, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by AVI in this Agreement.

10.4.                        Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by AVI and Company.

10.5.                        Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Company to:	Cook Group Incorporated
750 Daniels Way
Bloomington, Indiana 47204
Attn: Pete Yonkman
Facsimile: (812) 339-5369

With a copy to:	Ice Miller LLP
One American Square, Suite 3100
Indianapolis, Indiana 46282
Attention: Stephen J. Hackman
Facsimile: (317) 592-4666

if to AVI to:	AVI BioPharma, Inc.
One SW Columbia Street, Suite 1105
Portland, OR 97225
Attn: Alan Timmins

Facsimile: (503) 227-0751

With a copy to:	Davis Wright Tremaine LLP
1300 SW Fifth Avenue, Suite 2300
Portland, OR 97201-5682
Attn: Michael Phillips
Facsimile: (503 778-5299)

Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

10.6.                        Public Announcement.  In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law, rule, regulation, order or stock exchange regulation, and except for communications to employees; provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information. In particular, prior to such disclosure, each party shall use its best efforts to redact the royalty rates and payment terms specified herein and each party shall provide the other the opportunity to redact other information and seek confidential treatment of any such disclosure.

10.7.                        Expenses.  Except as expressly provided herein, AVI and Company shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

10.8.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

10.9.                        Titles and Headings; Construction.  The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

10.10.                  Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.11.                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

10.12.                  Force Majeure.  Neither party shall be in default because of any failure to perform this Agreement if such failure arises from causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, acts of God or of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, freight embargoes or unusually severe weather. In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party. If it appears that performance under this Agreement may be delayed by an event of Force Majeure, the first party will immediately notify the other party as soon as practicable in writing at the address specified in this Agreement. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

10.13.                  Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law; (b) that Company may assign any or all of its rights, interests and obligations hereunder without AVI’s consent (i) to Company’s direct or indirect parent, (ii) to any subsidiary of Company at least 50% of the voting power of which is owned, directly or indirectly, by Company or its Affiliates, (iii) to a wholly-owned, direct or indirect subsidiary of Company, (iv) to an entity (other than an Affiliate of the Company) that acquires the entire equity interest or substantially all of the assets of Company or Company’s parent, or (v) to any entity (other than an Affiliate of the Company) that acquires the product line to which this Agreement pertains; provided that any assignee under this clause (b) shall expressly agree to be bound by all of the provisions of this Agreement, including Section 4.3, (c) that Company may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby. In the case of any assignment under Subsections 10.13 (b) (iv) or (v), the acquiring party will also be bound by the performance standards listed in Exhibit C (“Performance Standards”). Should such acquiring entity fail to meet any of the Performance Standards, AVI may, on thirty (30) days written notice, terminate this Agreement. This Agreement is otherwise binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.14.                  NIH License.  Company agrees to be bound by the provisions of paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05, and 13.07-13.09 of the NIH License (a copy of which is attached hereto as Exhibit B) as if Company were a party to the NIH License.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this License and Development Agreement to be executed in the manner appropriate for each, and to be dated as of the date first above-written.

COOK GROUP INCORPORATED	AVI BIOPHARMA, INC.

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

EXHIBIT A

AVI BioPharma Intellectual Property

Morpholino Backbone Patents

1. Attorney Docket No. 50450-8003.US02 (.23) entitled UNCHARGED POLYNUCLEOTIDE-BINDING POLYMERS - U.S. Patent No. 5142047

2. Attorney Docket No. 50450-8003.US04 (.28) entitled UNCHARGED MORPHOLINO-BASED POLYMERS HAVING PHOSPHOROUS LINKED CHIRAL INTERSUBUNIT LINKAGES – U.S. Patent No. 5185444

3. Attorney Docket No. 50450-8003.US05 (.29) entitled ALPHA-MORPHOLINO RIBONUCLEOSIDE DERIVATIVES AND POLYMERS THEREOF –  U.S. Patent No. 5235033

4. Attorney Docket No. 50450-8009 entitled ALPHA-MORPHOLINO RIBONUCLEOSIDE DERIVATIVES AND POLYMERS THEREOF – U.S. Patent No. 5378841

5. Attorney Docket No. 50450-8015 entitled POLYNUCLEOTIDE REAGENT CONTAINING CHIRAL SUBUNITS AND METHOD OF USE – CA 2069869, JP 3398378, AU 655164, EP 962463, KR 167574

6. Attorney Docket No. 50450-8015 (.43) entitled POLYNUCLEOTIDE REAGENT CONTAINING CHIRAL SUBUNITS AND METHOD OF USE –EP 0506830

Resten-NG Patents

7. Attorney Docket No. 50450-8025.US00 entitled ANTISENSE RESTENOSIS COMPOSITION AND METHOD – U.S. application pending; corresponding CA, JP, AU, EP, KR applications

8-9. Attorney Docket Nos. 50450-8318 and -8318.US00 entitled DELIVERY OF MICROPARTICLE-CONJUGATED DRUGS FOR INHIBITION OF STENOSIS – U.S. applications pending; corresponding CA, JP, AU, EP, KR applications

10.  Attorney Docket No. 50450.8060 entitled DELIVERY OF THERAPEUTIC COMPOUNDS VIA MICROPARTICLES OR MICROBUBBLES - U.S. application pending; corresponding PCT application

11.  Attorney Docket No. 50450.8067 entitled PEPTIDE CONJUGATED, INOSINE SUBSTITUED ANTISENSE OLIGOMER COMPOUND AND METHOD – U.S. application pending; corresponding PCT application

12. Attorney Docket No. 50450.8050 entitled COMPOSITIONS FOR ENHANCING TRANSPORT OF MOLECULES INTO CELLS – U.S. application pending; corresponding CA, AU, EP applications

Licensed Intellectual Property

13-14. Attorney Docket No. 50450-8302 entitled COMPOSITION AND METHODS FOR ALTERING THE BIODISTRIBUTION OF BIOLOGICAL AGENTS – U.S. Patent Nos. 5,849,727, 6,117,858 and 6,537,814; EP Patent No. 938341; corresponding CA, JP applications (Licensed from UNeMed)

15. Attorney Docket No. 50450-8302.US02 (.31) MICROBUBBLE COMPOSITIONS AND METHODS FOR OLIGONUCLEOTIDE DELIVERY – U.S. application pending (UNeMed)

16. Attorney Docket No. 50450-8310.US00 (.31) entitled TARGETED SITE SPECIFIC ANTISENSE OLIGODEOXYNUCLEOTIDE DELIVERY METHOD - U.S. Patent No. 6,245,747; AU Patent No. 743695; EP Patent No. 1094843 (UNeMed)

17. Attorney Docket No. 50450-8305.30 entitled ULTRASOUND CONTRAST AGENT AND METHODS FOR THEIR MANUFACTURE AND USE – U.S. Patent No. 5,567,415 (UNeMed)

18. Attorney Docket No. 50450-8305.31 entitled PERFLUOROBUTANE ULTRASOUND CONTRAST AGENT COMPRISING MICROBUBBLES CONTAINING A FILMOGENIC PROTEIN AND A CACCHARIDE – U.S. Patent No. 5,695,740 (UNeMed)

19. INHIBITION OF CELL PROLIFERATION USING ANTISENSE OLIGONUCLEOTIDES – U.S. Patent No. 5,756,476 (Licensed from The U.S. Department of Health and Human Services, National Institutes of Health)

EXHIBIT B

NIH License Agreement

EXHIBIT C

Performance Standards for Acquiring Entity

For Drug-Eluting Stents:	No Later Than

Complete Product Design/Preclinical testing	***
Commence First in Man Pilot Study	***
Commence European Clinical Trial	***
Apply for CE Mark Approval	***
Apply for IDE in U.S.	***
Complete enrollment of first patients approved by FDA in IDE	*** from approval of IDE
Complete enrollment of remaining approved patients in IDE	*** from approval by FDA to begin enrolling remaining patients
First U.S. Commercial Sale	Within *** of FDA approval

For Infusion Catheter:	No Later Than

Complete Product Development	***
Complete Preclinical Testing	***
Submission for U.S. Clinical Trial (Phase III)	***
First U.S. Commercial Sale	Within *** of FDA approval

For Microbubbles:	No Later Than

Complete Enrollment of European (Phase II) Clinical Trial	***
Complete Preclinical Testing (U.S.)	***
Commence U.S. Pilot Study (Phase I)	***
Commence U.S. Clinical Trial (Phase II)	*** from the date of completion of FIM Pilot Study
Commence U.S. Clinical Trial (Phase III)	*** from the date of completion of Phase II Clinical Trial
First U.S. Commercial Sale	Within *** of FDA approval

So long as the Acquiring Entity is using commercially reasonable efforts to pursue the development of a Product, each of the foregoing Performance Standards for the relevant category of Product shall be automatically extended if, during any phase of the development process for that particular Product, the Acquiring Entity determines, based on clinical or other data, that it is necessary to suspend work on that phase in the development process (the “Suspended Phase”)

and return to or repeat one or more previous phases in the development process (each, a “Prior Phase”) in order to enhance the likelihood of producing a commercially-viable Product. In the case of any such determination, the Acquiring Entity will promptly provide AVI with documentation, including Gantt charts (or similar project management tools), budgets, spending records (subject to audit by AVI), and the like, that shows that the necessary development, as agreed by the Product Development Committee, in each of the specific product applications is moving forward.

The applicable Performance Standard for the Suspended Phase and for phases following the Suspended Phase for the relevant category of Product shall be extended by the number of days that the Acquiring Entity works in any Prior Phase(s) to resolve the issue(s) that resulted in the suspension of work in the Suspended Phase. Once a Performance Standard for a particular phase of the development process has been achieved, it shall be deemed achieved for all purposes of this Agreement.

The parties acknowledge the necessity for the Acquiring Entity to meet all applicable regulatory requirements in the major markets of the world (e.g. U.S. and Europe). The parties also acknowledge the uncertain regulatory requirements for a combination device product. If regulatory requirements create significantly longer timelines than currently anticipated to receive regulatory approval for Products, the Performance Standards for the relevant category of Product will be extended by the time required to complete the additional regulatory requirements, so long as the delay in obtaining regulatory approval is not the result of the Acquiring Entity failing to adhere to relevant regulatory guidelines or to use commercially reasonable diligence in the development of the particular Product.